UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

SCHMID Group N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-42040	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Robert-Bosch-Str. 32-36

7225 Freudenstadt

Germany

(Address of Principal Executive Offices, including Zip Code)

Julia Natterer

c/o SCHMID Robert-Bosch-Str. 32-36

72250 Freudenstadt

Germany

Tel: +49 7441 538 0

SCHMID Group N.V.

Email: natterer.ju@schmid-group.com

(Name and telephone number, including area code, of the person to contact in connection with this filing)

Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2025 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2025.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of SCHMID Group N.V. ("SCHMID") for the period from January 1, 2025 to December 31, 2025 is filed herewith as Exhibit 1.01, and is publicly available at www.schmid-group.com (https://schmid-group.com/downloads/) as well as the SEC's EDGAR database at www.sec.gov.

Item 1.02 Exhibit

SCHMID's Minerals Report is filed herewith as Exhibit 1.01 to this Form SD.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01– Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SCHMID Group N.V.

Date: May 20, 2026	By:	/s/ Arthur Schuetz
Name: Arthur Schuetz
Title: Chief Financial Officer